EXHIBIT 5(i)

                                                             January 9, 2004


Genterra  Investment Corporation
106 Avenue Road
Toronto, Ontario
M5R 2H3

-        and to -

Mirtronics Inc.
106 Avenue Road
Toronto, Ontario
M5R 2H3

Dear Sirs:

Re: Amalgamation of Mirtronics Inc. and Genterra Investment Corporation to Form Genterra Inc.

I act as counsel to Mirtronics Inc. ("Mirtronics") and Genterra Investment Corporation ("Genterra") in connection with the proposed amalgamation of Mirtronics and Genterra pursuant to the terms of an Amalgamation Agreement dated as of January 20, 2003 (the "Amalgamation Agreement"), under the proposed name "Genterra Inc." ("Amalco").

In connection with the foregoing I have prepared the Amalgamation Agreement, the Proxy Materials to each of the shareholders of record of Mirtronics in connection with meetings of such shareholders to be held on March 27, 2003, the Proxy Materials sent to each of the shareholders of record of Genterra in connection with meetings of such shareholders to be held on March 27, 2003, an Amalgamation Brochure dated February 17, 2003 mailed to each shareholder of record of Mirtronics and Genterra describing the proposed amalgamation in substantial detail. I have also examined originals, photocopies, certified copies of facsimiles of such public and corporate records, certificates, instruments and order documents and have considered each question of law as I deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examinations I have assumed: (1) the legal capacity of individuals; (2) the genuineness of all signatures; (3) the authenticity of all documents submitted to me as photocopies, certified copies or facsimiles thereof; (4) the statements made by government officials and certificates provided by them are true and correct as at the time they were made and continue to be true and correct from such time to the time of delivery of this opinion; (5) the truthfulness and accuracy of the corporate records of Mirtronics and Genterra; and (6) that all agreements and other documents that have been duly authorized, executed and delivered by the parties thereto other than Mirtronics and Genterra.

I am a solicitor qualified to carry on the practice of law only in the Province of Ontario and my opinion herein is restricted to the laws of such Province, and the federal laws of Canada applicable herein. All references herein to the "OBCA" shall mean and refer to the Business Corporations Act (Ontario) and the regulations issued thereunder.

Based and relying upon and subject to the foregoing, and to the qualifications herein expressed, I am of the opinion that:

1. Each of Mirtronics and Genterra has been duly incorporated and is validly subsisting under the laws of the Province of Ontario.

2. The Amalgamation Agreement has been duly authorized by resolution passed by the board of directors of each of Mirtronics and Genterra, and has been duly executed and delivered by each of Mirtronics and Genterra.

3. Subject to approval of the "Amalgamation Resolution" referred to in the Proxy Materials by the requisite majority of the shareholders of each class, voting separately as a class of the shares of each of Mirtronics and Genterra, the Amalgamation Agreement will be legal, valid and binding upon Mirtronics and Genterra and their respective shareholders.

4. Upon the filing of Articles of Amalgamation under the OBCA and the obtaining of a Certificate of Amalgamation from the Ministry of Consumer and Corporate Relations (Ontario), Mirtronics and Genterra will be amalgamated and continue as one corporation under the name Amalco.

5. The shares of Amalco when exchanged for shares of Mirtronics and Genterra in accordance with the share exchange ratios all as is set forth in the Amalgamation Agreement, will all be legally issued, and outstanding as fully paid and non-assessable shares.

                                                Yours very truly,
                                                /s/IRWIN SINGER
                                                Irwin Singer